UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2015
SUPER MICRO COMPUTER, INC.
(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 Rock Avenue, San Jose, California 95131
(Address of principal executive offices, including Zip Code)
Registrant’s telephone, including area code: (408) 503-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends information originally reported in the Current Report on Form 8-K of Super Micro Computer, Inc. (the “Company”) furnished to the Securities and Exchange Commission on October 22, 2015 (the “October 8-K”).

Item 2.02	Results of Operations and Financial Condition.

On October 22, 2015, Super Micro Computer, Inc. issued a press release announcing its operating and financial results for the first quarter of fiscal year 2016 (the “October Press Release”). In connection with the completion of the Company’s quarter-end closing and review procedures and the preparation of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (the “Form 10-Q”), the Company has determined that for certain contracts which included extended product warranties, revenue relating to the extended warranties was recorded as revenue in prior periods instead of being deferred and amortized over the contractual period.

The Company has determined the cumulative impact on revenue that should have been deferred for the applicable contracts for the three prior fiscal year period ended June 30, 2015 was $9.3 million and for the quarter ended September 30, 2015 was $1.3 million. As a result, the condensed consolidated statement of operations and condensed consolidated balance sheet included in the Company’s Form 10-Q reflect aggregate net sales for the quarter ended September 30, 2015 of $519.6 million, $10.6 million less than reflected in the October Press Release. This deferred revenue will be recognized through January 2019. The reduction in net sales also resulted in a reduction in GAAP net income of $6.8 million, or $0.13 per diluted share, from $20.5 million reported in the October Press Release to $13.7 million in the Form 10-Q. GAAP net income of $0.8 million or $0.02 per diluted share was related to the quarter ended September 30, 2015. The information contained herein and in the Form 10-Q supersedes and replaces any conflicting information in the October Press Release. The flow through impact of the change also resulted in certain changes to other income statement and balance sheet line items, all as reflected in the Form 10-Q.

As a result of the adjustments described above, the Company’s management has determined, and the Audit Committee of its Board of Directors has concurred, that a material weakness existed in the Company’s internal control over financial reporting related to the revenue recognition of contracts with extended product warranties. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. As a result of this determination that the controls relating to revenue from certain contracts with extended product warranties, as designed and in place, did not operate effectively as of September 30, 2015, the Company has taken steps to remediate this deficiency. The Company’s management and the Audit Committee believe that these improvements in the Company’s controls will remediate the material weakness described above. Additional information related to the material weakness described above, and steps that the Company has implemented to remediate such weakness, are contained in “Item 4, Controls and Procedures” of the Form10-Q.

The Company's previously reported business outlook for the second quarter of fiscal year 2016 remains no change. The Company expects net sales of $580 million to $630 million for the second quarter of fiscal year 2016 ending December 31, 2015. The Company expects non-GAAP earnings per diluted share of approximately $0.54 to $0.64 for the second quarter.

The information furnished pursuant to this Form 8-K/A shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, and is not to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language contained in such filing, unless otherwise expressly stated in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: November 16, 2015	By:	/s/ Howard Hideshima
Senior Vice President, Chief Financial Officer